Exhibit 10.1

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is made as of January , 2017 by and among CARBONITE, INC. (the “Borrower”), the Lenders party thereto from time to time, the lenders listed on the signature pages hereto (each a “Lender” and, collectively, the “Lenders”), and SILICON VALLEY BANK (“SVB”), as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). All capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are party to that certain Credit Agreement dated as of May 6, 2015, as amended by a First Amendment to Credit Agreement dated as of May 22, 2015, a Second Amendment to Credit Agreement dated as of October 30, 2015 and a Third Amendment to Credit Agreement dated as of July 25, 2016 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree (i) to an Increase pursuant Section 2.12 of the Credit Agreement in the aggregate amount of $15,000,000 and
(i)to modify and amend certain terms and conditions of the Credit Agreement as provided herein. The Administrative Agent and the sole Lender have agreed to such Increase and to so amend the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the satisfaction of the conditions to effectiveness described in Section 3 hereof, the Administrative Agent, the Lenders and the Borrower agree as follows:

1.Capitalized Terms. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

2.	Amendments to the Credit Agreement.

(a)Section 1.1 (Definitions-definition of “Applicable Margin”). The definition of “Applicable Margin” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Applicable Margin”: commencing on the date on which the Administrative Agent receives copies of the consolidated financial statements of the Borrower and its Subsidiaries in respect of the fiscal quarter of the Borrower ending March 31, 2017, together with a Compliance Certificate in respect thereof as contemplated by Section 6.2(b), the rate per annum set forth under the relevant column heading below:

Consolidated Leverage Ratio	Eurodollar Loans	ABR Loans
< 2.00:1.00	1.75%	0.75%
> 2.00:1.00	2.25%	1.25%

Notwithstanding the foregoing, (a) commencing on the Fourth Amendment Effective Date until the delivery of the Compliance Certificate required to be delivered pursuant to Section 6.2(b) in connection with the fiscal quarter of the Borrower ending March 31, 2017, the Applicable Margin shall be the rates corresponding to a Consolidated Leverage Ratio equal to or less than 2.00:1.00 in the foregoing table, (b) if the financial statements required by Section 6.1 and the related Compliance Certificate required by Section 6.2(b) are not delivered by the respective date required thereunder after the end of any related fiscal quarter of the Borrower, the Applicable Margin shall be the rates corresponding to a Consolidated Leverage Ratio greater than 2:00:1.00 in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to the financial statements of the Loan Parties or for any other reason, the Administrative Agent determines that (x) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (y) a proper calculation of the Consolidated Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the applicable Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Consolidated Leverage Ratio would have resulted in lower pricing for such period, the Administrative Agent shall credit the next succeeding interest payment(s), for the benefit of the applicable Loan Parties, an aggregate amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.”

(b)Section 1.1 (Definitions-definition of “Available Revolving Increase Amount”). The definition of “Available Revolving Increase Amount” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Available Revolving Increase Amount”: as of any date of determination, an amount equal to the result of (a) $25,000,000 minus (b) the Increase in the aggregate amount of $15,000,000 effectuated on the Fourth Amendment Effective Date and minus (c) the aggregate principal amount of Increases to the Revolving Commitments previously made pursuant to Section 2.12 after the Fourth Amendment Effective Date.”

(c)Section 1.1 (Definitions-definition of “Consolidated Current Liabilities”). The definition of “Consolidated Current Liabilities” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(d)Section 1.1 (Definitions-definition of “Consolidated EBITDA”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated EBITDA” reading as follows:

““Consolidated EBITDA”: with respect to the Borrower and its consolidated Subsidiaries for any period, (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other one-time non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period) approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated EBITDA, plus (vii) one-time cash items reducing Consolidated Net Income for legal expenses, restructuring expenses and acquisition expenses, in each case approved by the Administrative Agent and the Required Lenders in writing as an ‘add back’ to Consolidated EBITDA, plus (viii) stock based compensation expense, minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income plus (c) expenses incurred in connection with Permitted Acquisitions, restructurings and other transactions outside of the ordinary course of business provided that add-backs pursuant to this clause (c) shall not exceed 15% of the sum of clauses (a) and (b) (as determined in accordance with this definition) in any consecutive period of twelve (12) months.”

(e)Section 1.1 (Definitions-definition of “Consolidated Fixed Charge Ratio”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Fixed Charge Ratio” reading as follows:

““Consolidated Fixed Charge Coverage Ratio”: with respect to the Borrower and its consolidated

Subsidiaries for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period minus (ii) the portion of taxes based on income actually paid in cash (net of any cash refunds received) during such period minus (iii) Consolidated Capital Expenditures (excluding the principal amount funded with the Loans) incurred in connection with such expenditures) to (b) Consolidated Fixed Charges for such period.”

(f)Section 1.1 (Definitions-definition of “Consolidated Fixed Charges”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Fixed Charges” reading as follows:

““Consolidated Fixed Charges”: with respect to the Borrower and its consolidated Subsidiaries for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, plus
(a)scheduled payments made during such period on account of principal of Indebtedness of the Borrower and its consolidated Subsidiaries.

(a)Section 1.1 (Definitions-definition of “Consolidated Interest Expense”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Interest Expense” reading as follows:

““Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its consolidated Subsidiaries for such period with respect to all outstanding Indebtedness of such Persons (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).”

(b)Section 1.1 (Definitions-definition of “Consolidated Leverage Ratio”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Leverage Ratio” reading as follows:

““Consolidated Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Indebtedness on such day, to (b) Consolidated EBITDA for such period.”

(c)Section 1.1 (Definitions-definition of “Consolidated Net Income”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Net Income” reading as follows:
““Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP.”

(d)Section 1.1 (Definitions-definition of “Consolidated Quick Assets”). The definition of “Consolidated Quick Assets” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(e)Section 1.1 (Definitions-definition of “Consolidated Quick Ratio”). The definition of “Consolidated Quick Ratio” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(f)Section 1.1 (Definitions-definition of “Consolidated Total Indebtedness”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Consolidated Total Indebtedness” reading as follows:

“Consolidated Total Indebtedness”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its consolidated Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.”

(g)Section 1.1 (Definitions-definition of “Fourth Amendment Effective Date”). Section 1.1 of the Credit Agreement is hereby amended by the addition of a definition of “Fourth Amendment Effective Date” reading as follows:

““Fourth Amendment Effective Date”: As defined in the Fourth Amendment to Credit Agreement dated as of January , 2017 by and among the Administrative Agent, the Borrower and the Lenders.”

(h)Section 1.1 (Definitions-definition of “Total Revolving Commitments”). The definition of “Total

Revolving Commitments” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

““Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments on the Fourth Amendment Effective Date is $40,000,000. The L/C Commitment and the Swingline Commitment are each sublimits of the Total Revolving Commitments. ”

(i)Schedule 1.1A. Schedule 1.1A to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit 1 to this Amendment.

(j)References to Total Revolving Commitments. The references to “$25,000,000” on the cover page of the Credit Agreement and in the second recital (second “Whereas clause”) to the Credit Agreement are hereby amended to read “40,000,000”.

(k)Amendments to Sections 7.1. Section 7.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“7.1 Financial Condition Covenants.

“(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of twelve consecutive months of the Borrower ending on the last day of any fiscal quarter (commencing with the fiscal quarter ending March 31, 2017) to exceed 2.50:1.00.
(b) Consolidated Fixed Charge Ratio. Permit the Consolidated Fixed Charge Ratio as at the last day of any period of twelve consecutive months of the Borrower ending on the last day of any fiscal quarter (commencing with the fiscal quarter ending March 31, 2017) to be less than 3.50:1.00.”

(l)Amendment to Sections 7.7(l)(xi). Section 7.7(l)(xi) of the Credit Agreement is hereby amended by the addition of the following parenthetical clause at the end thereof:

“(other than the requirements of clause (v) of this paragraph 7.1(l), which requirements shall be satisfied on or prior to the date that is sixty (60) days after the date of the consummation of such purchase or other acquisition.”

3.Conditions Precedent to Effectiveness. This Amendment shall not be effective until each of the following conditions precedent have been fulfilled or waived prior to or concurrently herewith, each to the satisfaction of the Administrative Agent (the date on which the following shall occur, the “Fourth Amendment Effective Date”);

(a)The Administrative Agent shall have received from the Borrower and the sole Lender duly executed original (or, if elected by the Administrative Agent, executed facsimiles followed promptly by executed originals) counterparts of this Amendment.

(b)	All necessary consents and approvals to this Amendment shall have been obtained.

(c)No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Amendment.

(d)After giving effect to this Amendment, each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(e)	The Lenders and the Administrative Agent shall have received an amendment fee of
$45,000 and payment of all reasonable and documented out-of-pocket expenses in connection with the preparation, negotiation, execution and delivery of this Amendment and any documents and instruments relating hereto as set forth in Section 10.5 of the Credit Agreement.

4.Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as to itself, each of its Subsidiaries and each other Loan Party, as applicable, that:

(a)It has all requisite power and authority to enter into this Amendment and to carry out the transactions contemplated hereby.

(b)The execution, delivery, and performance of this Amendment (i) have been duly authorized by all necessary organizational action, and (ii) do not and will not (A) violate any material Requirement of Law binding on it or its Subsidiaries, (B) violate any material Contractual Obligation of any Group Member, or (C) result in or require the creation or imposition of any Lien upon any properties or revenues of any Group Member pursuant to any material Requirement of Law or any such material Contractual Obligation (other than Liens created by the Security Documents).

(c)No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the execution, delivery and performance by it of this Amendment, other than authorizations or approvals that have been obtained or made and that are still in force and effect.

(d)This Amendment has been duly executed and delivered by it and is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles (whether enforcement is sought by proceedings in equity or law) or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(e)No Default or Event of Default exists as of the date of the effectiveness of this Amendment or immediately before or immediately after giving effect to the amendments contemplated in Section 2 above.

(f)The representations and warranties set forth in this Amendment, the Credit Agreement (as amended by this Amendment), and the transactions contemplated hereby, and set forth in the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties (x) relate solely to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date or (y) are qualified by materiality in the text thereof, in which case they should be true and correct in all respects).

5.Choice of Law. This Amendment and the rights and obligations of the parties under this Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

6.Counterpart Execution. This Amendment may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7.	Effect on Loan Documents.

(a)The Credit Agreement and each of the other Loan Documents, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.

The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document. Except as expressly set forth herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. The amendments, consents, modifications and other agreements set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, and except as expressly set forth herein, shall neither excuse any future non- compliance with the Credit Agreement or any other Loan Document, nor operate as a waiver of any Default or Event of Default.

(b)The Borrower acknowledges and agrees that neither the execution nor the delivery by the Administrative Agent or the Lenders of this Amendment shall (a) be deemed to create a course of dealing or otherwise obligate the Administrative Agent or the sole Lender to grant other modifications of the terms of the Credit Agreement under the same or similar circumstances in the future, or (b) be deemed to create an implied waiver of any right or remedy of the Administrative Agent or the Lenders with respect to any term or provision of any Loan Document (including any term or provision relating to the occurrence of a Material Adverse Effect).

(c)Upon and after the Fourth Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(d)To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement and the Loan Documents as modified or amended hereby.

(e)	This Amendment is a Loan Document.

(f)Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

8.Entire Agreement. This Amendment, and terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

9.Reaffirmation of Obligations. Each of the Loan Parties hereby restates, ratifies and reaffirms its obligations under each Loan Document to which it is a party, effective as of the date hereof and amended hereby. The Loan Parties hereby further ratify and reaffirm the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Guarantee and Collateral Agreement or any other Loan Document to the Administrative Agent on behalf and for the benefit of the Lenders and the Issuing Lender, as collateral security for the obligations under the Loan Documents, in accordance with their respective terms, and acknowledges that all of such Liens, and all collateral heretofore pledged as security for such obligations, continues to be and remain collateral for such obligations from and after the date hereof.

10.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to the benefit of their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment by their respective duly authorized officers.

BORROWER: CARBONITE, INC.

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Chief Financial Officer

ADMINISTRATIVE AGENT AND LENDERS:

SILICON VALLEY BANK,
as Administrative Agent, Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Frank Groccia
Name:	Frank Groccia
Title:	Vice President

Acknowledged and Agreed:

CARBONITE SECURITIES CORPORATION, as a Guarantor

By:	/s/ Anthony Folger
Name:	Anthony Folger
Title:	Director